Revolutionary Concepts, Inc. Set to Bring Its Eye Talk Communicator 2- Way Communication Device to Multi Billion Dollar Infant, Toddler, and Preschool Market.

Revolutionary Concepts, Inc. (OTC Bulletin Board: REVO) (www.revolutionaryconceptsinc.com) a development stage company focused on the design and development of the “Eye Talk Communicator” has entered into a Joint Venture agreement with Charlotte, NC based IQmagine, LLC to design and license a next generation child transportation device embedded with a network camera video system that will enable video and 2-Way communication between the child and adult via a monitor or  hand held device.

Realizing a market opportunity to address children’s entertainment, education, and safety while traveling in automobiles, Revolutionary Concepts, Inc. and IQmagine, LLC have entered a relationship where the two will develop a suite of solutions that address the time a child spends traveling in a car.

From the start, RCI has realized the need to diversify the “Eye Talk Communicator” and associating our cutting edge technology with children’s products takes us far in establishing the versatility of our patent pending technology. This is the first of what we hope will be a range of applications that will generate “piece of mind” solutions for today’s busy families,” says Ronald Carter, RCI’s President and CEO.

“This event has a tremendous benefit for investors in both companies,” says Solomon Ali, VP of Investor Relations. “The Joint Venture agreement will further the EyeTalk brand and help establish the technology solution in its own right. It is a win for shareholders when we are able to create multiple markets for our technology. More importantly, it is a win for families with small children who will soon be able to safely secure their children while maintaining visual and audio communication.”

About Revolutionary Concepts, Inc.
Revolutionary Concepts, Inc. is a development stage company focused on the design and development of the Eye Talk Communicator. It serves as an entry management system and gives users the ability to remotely and interactively monitor via two-way communication and control an IP camera while using a personal communication device. Additional uses for the device include medical applications, sporting component, and infant care technology.  Revolutionary Concepts, Inc is headquartered in Matthews, NC with consultants located throughout the United Sates.

This press release may contain "forward-looking statements..  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Contact
Nicole Singletary
Rainco Industries
nsingletary@raincoindustries.com
704.726.4825